Exhibit 10.2

AMENDMENT TO SERIES [A/B] COMMON STOCK PURCHASE WARRANT

THIS AMENDMENT TO SERIES [A/B] COMMON STOCK PURCHASE WARRANT (this “Amendment”), dated as of [________], 2013, by and between Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”) and [_______] (the “Holder”) amends that certain Series [A/B] Common Stock Purchase Warrant issued by the Company to the Holder with respect to [_____] shares of the Company’s Common Stock and with an Initial Exercise Date of February 27, 2013 (the “Warrant”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.

RECITALS

WHEREAS, Section 5(l) of the Warrant provides that the Warrant may be amended by the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Section 3(b) of the Warrant is hereby deleted in its entirety and the following new section 3(b) is inserted in lieu thereof:

b)           Subsequent Equity Sales.  From the Issue Date until such date immediately following the 20 consecutive Trading Days wherein (i) the VWAP for each Trading Day during such 20 Trading Day period exceeds $20.00 (subject to adjustment for reverse and forward stock splits and the like), (ii) the daily dollar trading volume of the Common Stock for each Trading Day during such 20 Trading Day period exceeds $100,000 per Trading Day and (iii) there is an effective registration statement (including the Resale Registration Statement) of the Company that permits the Holder to resell all of the Warrant Shares thereunder, unless the Holder shall have otherwise given prior written consent, neither the Company nor any Subsidiary, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, issuance, grant or any option to purchase or other disposition thereof) any Common Stock or Common Stock Equivalents at an effective price per share less than the Exercise Price then in effect.  If the Company enters into a Variable Rate Transaction, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.  Notwithstanding the foregoing, the restrictions in this Section 3(b) shall not apply in respect of an Exempt Issuance.

2. Except as specifically provided for herein, all terms of the original Warrant shall remain in full force and effect.

3. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
OXYGEN BIOTHERAPEUTICS, INC. By:______________________________________ Name: Michael B. Jebsen Title: Interim Chief Executive Officer and Chief Financial Officer

HOLDER:
[__________________________] By:______________________________________ Name: Title:

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